                                                                    Exhibit 8.01

                         SIMPSON THACHER & BARTLETT LLP
                              425 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10017

                                                        December 21, 2006

Lehman Brothers Holdings, Inc.
745 Seventh Avenue
New York, New York 10019

Ladies and Gentlemen:

      We have acted as special tax counsel to Lehman Brothers Holdings, Inc. a
Delaware corporation (the "Company") in connection with the preparation and filing of a pricing supplement dated December 18, 2006 relating to Principal
Protected Notes linked to the Nikkei 225(SM) Index due December 21, 2011 (the
"Notes") of the Company (the "Pricing Supplement") to Underlying Supplement No.
120 dated December 15, 2006 relating to the Nikkei 225(SM) Index (the
"Underlying Supplement") and Product Supplement no. 50-I dated
December 15, 2006 relating to principal protected notes linked to an index (the
"Product Supplement") to a Prospectus Supplement dated May 30, 2006 relating to the Company's Global Medium Term Notes, Series I (the "Prospectus Supplement")
to a Prospectus dated May 30, 2006 (the "Prospectus") filed by the Company pursuant to Rule 424(b) of the rules and regulations of the Securities and
Exchange Commission under the Securities Act.

      In delivering this opinion we have reviewed and relied upon: (i) the
Pricing Supplement; (ii) the Underlying Supplement; (iii) the Product
Supplement; (iv) the Prospectus Supplement; (v) the Prospectus; (v) the term sheet dated December 15, 2006; (vi) the Indenture dated September 1, 1987, as amended or supplemented from time to time, between Lehman Brothers Holdings Inc.
and Citibank, N.A., as trustee; (vii) the Global Note dated December 21, 2006 and (viii) the Calculation Agency

Agreement dated December 21, 2006; and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

      In rendering our opinions, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the transactions related to the issuance of the Notes will be consummated in accordance with the terms of the documents described herein.

      Based upon the foregoing and subject to the qualifications, assumptions and limitations stated herein and in the Product Supplement and the Pricing
Supplement, (i) we hereby confirm our opinion set forth in the Pricing
Supplement under the caption "Certain U.S. Federal Income Tax Consequences" and
(ii) we are of the opinion that the statements made in the Product Supplement under the caption "Certain U.S. Federal Income Tax Consequences," insofar as they purport to constitute summaries of matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

      We express no opinion with respect to the transactions referred to herein or in the Pricing Supplement, the Product Supplement, the Prospectus Supplement,
or the Prospectus other than as expressly set forth herein. We do not express any opinion herein concerning any law other than the federal law of the United
States.

      We hereby consent to the filing of this opinion as an exhibit to the
Company's Form 8-K (which is deemed incorporated by reference into the
Prospectus) and to the use of our name under the caption "Legal Matters" in the
Prospectus.

                                         Very truly yours,

                                         /s/ SIMPSON THACHER & BARTLETT LLP